Exhibit 6.14

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

LANDA APP LLC - 2505 OAK CIRCLE ELLENWOOD GA LLC

$98,470	Dated: July 10, 2020

FOR VALUE RECEIVED, LANDA APP LLC - 2505 OAK CIRCLE ELLENWOOD GA LLC, a registered Delaware series of LANDA APP LLC, a Delaware limited liability company, with its principal place of business at One Pennsylvania Plaza, 36th Floor, New York, NY 10119 (the “Series” or “Borrower”), by this promissory note (hereinafter called the “Note”), hereby unconditionally promises to pay to the order of LANDA HOLDINGS, INC., a Delaware corporation (hereinafter, together with its permitted successors and assigns, the “Lender”), the unsecured principal amount of $98,470 (the “Principal Amount”). This Note evidences, among other things, the obligation of the Borrower to pay the Principal Amount to the Lender as more specifically set forth herein.

1. Maturity. The Principal Amount shall be due and payable by the Borrower 30 days after the demand by the Lender at any time prior to the liquidation, dissolution or winding up of the Series (the “Maturity Date”).

2. No Interest. No interest shall accrue on the Principal Amount.

3. Payment. All payments shall be made in lawful money of the United States of America.

4. Prepayment. The Series shall have the right to prepay this Note, in whole or in part, at any time following the date hereof without premium or penalty.

5. No Security. This Note is a general unsecured obligation of the Series.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Series may not assign its obligations under this Note without the prior written consent of Lender.

7. Expenses. The Series hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

8. Events of Default. Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

(a) the Series shall fail to perform or observe any covenant or agreement set forth in this Note in any material respect, and such failure or breach continues uncured for 10 business days after written notice thereof shall be received by the Series from the Lender; or

(b) if an order, judgment or decree is entered adjudicating the Series bankrupt or insolvent; or if the Series shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Series shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property, or makes a general assignment for the benefit of creditors; or

(c) if any case, proceeding or other action against the Series shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Series or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Series; and if, in each such case, such condition shall continue for a period of 60 days undismissed, undischarged or unbonded; or

9. Notice to Series. Upon the occurrence of any Event of Default described in Section 8, the Lender may, by written notice thereof provided to the Series, declare the entire principal amount unpaid on the Note to be, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default described in Section 8(b) or Section 8(c), immediately, and without notice, the entire principal amount unpaid on the Note to be, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

10. Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to other instruments made by residents of New York to be performed entirely within the State of New York.

11. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

12. Entire Agreement; Amendments and Waivers. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Series and the Lender.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Note has been duly executed by the undersigned as of the day and year first above written.

SERIES:
LANDA APP LLC - 2505 OAK CIRCLE ELLENWOOD GA LLC

By: Landa Holdings, Inc., as Manager

By:	Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President

Acknowledged and Agreed:

LENDER:
LANDA HOLDINGS, INC.

By:	Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer and President